Exhibit 99.1

BOE Financial Services of Virginia, Inc. Declares Quarterly Dividend

TAPPAHANNOCK, Va., May 22 /PRNewswire-FirstCall/ — BOE Financial Services of Virginia, Inc. (Nasdaq: BSXT - News), announced that on May 22, 2008 the Board of Directors declared a quarterly dividend of $0.22 per share. The dividend will be paid on June 16, 2008 to shareholders of record as of the close of business on May 31, 2008.

The $0.22 dividend represents a 10% increase over the $0.20 rate paid on June 29, 2007 and a $0.88 dividend on an annualized basis.

BOE Financial Services of Virginia, Inc. is the parent company of Bank of Essex, a $316 million community bank with its headquarters and two offices in Tappahannock, Virginia and additional offices in King William, Hanover, Henrico and Northumberland counties. BOE, which offers a broad range of financial services to consumers and businesses, currently operates eight Bank of Essex offices.

The BOE special meeting of shareholders originally scheduled for Friday, April 25, 2008, to consider and vote on its proposed merger with Community Bankers Acquisition Corp. (“CBAC”) was adjourned until Wednesday, May 21, 2008. This was after learning that CBAC planned to adjourn its two shareholder meetings in order to provide its shareholders more time to consider and vote on the proposed merger with BOE, its proposed merger with TransCommunity Financial Corporation and related matters.

As previously reported, on May 21, 2008, shareholders of BOE voted to approve the previously announced merger between BOE and Community Bankers Acquisition Corp. (“CBAC”) (Amex: BTC - News) at its special meeting of stockholders that was adjourned from April 25, 2008. Holders of 73.76% of BOE’s outstanding shares voted in favor of the proposed merger. CBAC announced May 20, 2008 that it has adjourned its special meeting to approve the merger with BOE until May 23, 2008.

Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer at (804)-443-4343.